EXHIBIT 99.1

RAYMOND JAMES & ASSOCIATES COMPENSATION GRID

Effective September 23, 2013

Trailing 12 Gross Commission		Payout Percentage
—	200,000	20%
200,000	225,000	25%
225,000	250,000	27%
250,000	300,000	32%
300,000	350,000	40%
350,000	400,000	41%
400,000	500,000	42.5%
500,000	600,000	44%
600,000	800,000	44.5%
800,000	1,000,000	45%
1,000,000	1,500,000	45.5%
1,500,000	2,500,000	46%
2,500,000	3,500,000	47%
3,500,000	5,000,000	48%
5,000,000	100,000,000	50%

NOTES

•
This payout schedule is applicable only to financial advisors with at least seven years industry service. If industry service is less than seven years and the financial advisor is not a participant in the Raymond James NFA program, their payout will be determined by their divisional director.

•	Regardless of production level, the following products are paid according to the following schedule:

▪	Collar Transactions - 50%

▪	Investment Banking Referral Fees - 70%

•	Raymond James & Associates' standard discounting policy for equity, fixed income and option transactions is as follows:

▪	Trades with a gross commission of $100 or more receive full payout;

▪	Trades with a gross commission between the client minimum and $100 receive 25% payout;

▪	Trades with a gross commission below the client minimum receive no payout.

▪	Client minimum applies to Equity, Option and Fixed Income products. The minimum is currently $75 for Equities and Fixed Income products and $60 for Options.

•
No transaction charges are deducted from gross commission prior to determining payout. Payouts are calculated at the above percentages. Production levels are computed on a trailing-12-months basis, adjusted quarterly the month following the end of each fiscal quarter. While there is no retroactive adjustment, the entire payout is adjusted prospectively, which is different from many firms who pay on an incremental basis when changing brackets. To compare total commission compensation with that of other firms, the payout schedule should be considered in conjunction with the fact that the gross commission credit on investment products includes all selling concessions, that substantial deferred commission bonuses are accrued and that there are no transaction charges deducted.

©2013 Raymond James & Associates, Inc., member New York Stock Exchange/SIPC